Exhibit 2.5

Execution Version

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of September 29, 2005, by and among First State Bancorporation, a New Mexico corporation (the “Buyer”), Access Anytime Bancorp, Inc., a Delaware corporation (the “Company”), and AccessBank, a federal savings association and a wholly owned subsidiary of the Company (the “Bank”), amends the Agreement and Plan of Merger dated as of August 31, 2005 (the “Agreement”), by and among the Buyer, the Company and the Bank.

Background

The parties hereto are parties to the Agreement and desire to amend the Agreement in accordance with the requirements of Section 8.3 thereof and upon the terms and conditions and in the manner asset forth below.

Terms

In consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties agree to as follows:

1.  Section 1.1. Defined Terms.  The definition of “Dissenting Shares” is added and will read as follows:

“Dissenting Shares” has the meaning set forth in Section 2.5(l).

2.  Section 2.4.  Effects on Company Common Stock.  Section 2.4(b) shall be deleted in its entirety and the following shall be added to the Agreement instead:

(b) Subject to Section 2.5(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.4(a), and other than as provided in Section 2.5(l) with respect to shares as to which appraisal rights have been perfected), shall be converted into and exchangeable for the right to receive .791 (the “Exchange Ratio”) shares of Buyer Common Stock (the “Merger Consideration”).

3.  Section 2.5.  Exchange of Certificates.  Section 2.5(l) is added and will read as follows:

(l) Dissenting Shares.  Notwithstanding Section 2.4(b), with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (the “Dissenting Shares”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequences of which is that such holder is not entitled to payment for his shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and each such share of Company Common Stock shall thereafter be deemed to have been converted into and have become, as of the Effective Time, the right to receive, without interest thereon, Merger Consideration.  The Company shall give the Buyer prompt notice of any demands received by the Company for appraisal of shares, and the Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law.  The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

4.  Section 7.2 Conditions to Obligation of Buyer.  Section 7.2(h) is added and will read as follows:

(h) Dissenting Shares.  The number of Dissenting Shares shall not exceed 10% of the outstanding shares of Company Common Stock.

5. Section 8.1 Termination.  Section 8.1(a) shall be deleted in its entirety and the following shall be added to the Agreement instead:

(a) by mutual written consent of the Company and the Buyer;

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IN WITNESS WHEREOF, the Buyer, the Company and the Bank have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

FIRST STATE BANCORPORATION

	By:	/s/ Michael R. Stanford
	Name:	Michael R. Stanford
	Title:	President and Chief Executive Officer

ACCESS ANYTIME BANCORP, INC.

By:	/s/ Norman R. Corzine
	Name:	Norman R. Corzine
	Title:	Chief Executive Officer

ACCESSBANK

By:	/s/ Don K. Padgett
	Name:	Don K. Padgett
	Title:	Chief Executive Officer